Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 10, 2010, with respect to the combined special-purpose financial statements and schedule of Verizon’s Separate Telephone Operations for the year ended December 31, 2009, included in Verizon Communications Inc.’s Current Report (Form 8-K) dated March 24, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 24, 2010